Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan of Block, Inc. of our reports dated February 23, 2023, with respect to the consolidated financial statements of Block, Inc. and the effectiveness of internal control over financial reporting of Block, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, CA

February 23, 2023